Exhibit 99.77(q)(e)(1)

Amended Schedule A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

Voya INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee (as a percentage of average daily Assets allocated to the Sub-Adviser)

Voya Government Liquid Assets Portfolio[1]	0.1575% on the first $200 million in combined assets of these Series; 0.1350% on the next $300 million; and 0.1125% on assets in excess of $500 million

Voya High Yield Portfolio	0.220% on the first $1 billion; 0.216% on the next $1 billion; and 0.212 on asset in excess of $2 billion

Voya Limited Maturity Bond Portfolio[1]	0.1575% on the first $200 million in combined assets of these Series; 0.1350% on the next $300 million; and 0.1125% on assets in excess of $500 million

Voya U.S. Stock Index Portfolio	0.1170%

[1]	For purposes of calculating the fees under this Agreement, the assets of Voya Government Liquid Assets Portfolio and Voya Limited Maturity Bond Portfolio shall be aggregated. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.